EXHIBIT 4.1

                              ARTICLES OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                             BIG ENTERTAINMENT, INC.
                                       FOR
               DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
                   OF 7% SERIES D CONVERTIBLE PREFERRED STOCK

         Pursuant to the provisions of Sections 607.0602 and 607.1006 of the Florida Business Corporation Act, Big Entertainment, Inc. (the "Company"), a corporation organized and existing under the Florida Business Corporation Act, hereby adopts the following Articles of Amendment to its Articles of Incorporation. The amendment was adopted by unanimous written consent of the Board of Directors on September 30, 1998.

         FIRST:  DESIGNATION OF 7% SERIES D CONVERTIBLE PREFERRED STOCK

         Of the 1,000,000 shares of Preferred Stock, par value $.01 per share, authorized pursuant to Article III of the Company's Articles of Incorporation, 1,000 of such shares are hereby designated as the 7% Series D Convertible Preferred Stock (the "Preferred Stock").

         The powers, designations, preferences, and relative, participating, optional or other special rights of the Preferred Stock authorized hereunder and the qualifications, limitations and restrictions of such preferences and rights are as set forth on Exhibit A hereto.

         IN WITNESS WHEREOF, these Articles of Amendment to Articles of Incorporation have been executed by the undersigned duly authorized officer of the Company as of the 6th day of October, 1998.

                                      BIG ENTERTAINMENT, INC.

                                      By: /s/ MITCHELL RUBENSTEIN
                                         --------------------------------------
                                         Mitchell Rubenstein, Chairman of the
                                         Board and Chief Executive Officer

THIS DOCUMENT PREPARED BY:
NINA S. GORDON, P.A.
BROAD AND CASSEL
FLORIDA BAR NO.  435309
201 S. BISCAYNE BOULEVARD
SUITE 3000
MIAMI, FLORIDA  33131
(305) 373-9437


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                                    EXHIBIT A
                                       TO
               DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS
                   OF 7% SERIES D CONVERTIBLE PREFERRED STOCK

                            Terms of Preferred Stock

         Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as 7% Series D Convertible Preferred Stock (the "PREFERRED STOCK") and the number of shares so designated shall be 200 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS")); Each share of Preferred Stock shall have a par value of $.01 and a stated value of $10,000 (the "STATED VALUE").

         Section 2. DIVIDENDS.

         (a) Holders shall be entitled to receive, when and as declared by the Board of Directors out of funds legally available therefor, and the Company shall pay, cumulative dividends at the rate per share (as a percentage of the Stated Value per share) equal to 7% per annum, payable on each Conversion Date (as defined in Section 5(a)(i)), in cash or shares of Common Stock (as defined in Section 9) at, subject to the terms and conditions set forth herein, the option of the Company. Dividends on the Preferred Stock shall be calculated on the basis of a 360-day year, shall accrue daily commencing on the Original Issue Date (as defined in Section 9), and shall be deemed to accrue from such date whether or not earned or declared and whether or not there are profits, surplus or other funds of the Company legally available for the payment of dividends. A party that holds shares of Preferred Stock on a Conversion Date will be entitled to receive such dividend payment and any other accrued and unpaid dividends which accrued prior to such Conversion Date, without regard to any sale or disposition of such Preferred Stock subsequent to the applicable record date. All overdue accrued and unpaid dividends and other amounts due herewith shall entail a late fee at the rate of 18% per annum (to accrue daily, from the date such dividend is due hereunder through and including the date of payment). Except as otherwise provided herein, if at any time the Company pays less than the total amount of dividends then accrued on account of the Preferred Stock, such payment shall be distributed ratably among the Holders based upon the number of shares held by each Holder. If dividends are paid in shares of Common Stock, the number of shares of Common Stock issuable on account of such dividend shall equal the cash amount of such dividend on such Conversion Date divided by the Conversion Price (as defined below) on such date. Payment of dividends hereunder in shares of Common Stock is subject to the provisions of Section 5(a)(iii)(D).

         (b) Notwithstanding anything to the contrary contained herein, the Company may not issue shares of Common Stock in payment of dividends on the Preferred Stock (and must deliver cash in respect thereof) if:



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         (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is insufficient to pay such dividends in shares of Common Stock;

         (ii) such shares of Common Stock are not either registered for resale pursuant to an effective Underlying Securities Registration Statement (as defined in Section 9) or may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended (the "SECURITIES ACT"), As determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the Holders and such transfer agent;

         (iii) the Common Stock is not then listed for trading on the Nasdaq SmallCap Market ("NASDAQ") or on the New York Stock Exchange, American Stock Exchange or the Nasdaq National Market (each a "SUBSEQUENT MARKET");

         (iv) the Company has failed to timely satisfy its conversion obligations hereunder; or

         (v) the issuance of such shares of Common Stock would result in the recipient thereof beneficially owning, as determined in accordance with Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), more than 4.999% of the then issued and outstanding shares of Common Stock.

         (c) Except for the Company's stock purchase program announced in September, 1998, so long as any Preferred Stock shall remain outstanding, neither the Company nor any subsidiary thereof shall redeem, purchase or otherwise acquire directly or indirectly any Junior Securities, nor shall the Company directly or indirectly pay or declare any dividend or make any distribution (other than a dividend or distribution described in Section 5) upon, nor shall any distribution be made in respect of, any Junior Securities (as defined in Section 9), nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any Junior Securities or shares pari passu with the Preferred Stock.

         Section 2. VOTING RIGHTS. Except as otherwise provided herein and as otherwise required by law, the Preferred Stock shall have no voting rights. However, so long as any shares of Preferred Stock are outstanding, the Company shall not and shall cause its subsidiaries not to, without the affirmative vote of the Holders of all of the shares of the Preferred Stock then outstanding, (a) alter or change adversely the powers, preferences or rights given to the Preferred Stock, (b) alter or amend these Articles of Amendment, (c) authorize or create any class of stock ranking as to dividends or distribution of assets upon a Liquidation (as defined in Section 4) senior to or otherwise pari passu with or senior to the Preferred Stock, (d) amend its Articles of Incorporation, bylaws or other charter documents so as to affect adversely any rights of any Holders, (e) increase the authorized number of shares of Preferred Stock, or (f) enter into any agreement with respect to the foregoing.

         Section 3. LIQUIDATION. Upon any liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary (a "LIQUIDATION"), the Holders shall be entitled to receive out of the assets of the Company, whether such assets are capital or surplus, for each


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share of Preferred Stock an amount equal to the Stated Value plus all due but unpaid dividends per share, whether declared or not, before any distribution or payment shall be made to the holders of any Junior Securities, and if the assets of the Company shall be insufficient to pay in full such amounts, then the entire assets to be distributed to the Holders shall be distributed among the Holders ratably in accordance with the respective amounts that would be payable on such shares if all amounts payable thereon were paid in full. A sale, conveyance or disposition of all or substantially all of the assets of the Company or the effectuation by the Company of a transaction or series of related transactions in which more than 33% of the voting power of the Company is disposed of, or a consolidation or merger of the Company with or into any other company or companies shall not be treated as a Liquidation, but instead shall be subject to the provisions of Section 5. The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record Holder.

         Section 4. CONVERSION.

         (a) (i) CONVERSIONS AT OPTION OF HOLDER. Each share of Preferred Stock shall be convertible into shares of Common Stock (subject to the limitations set forth in Section 5(a)(iii) hereof) at the Conversion Ratio (as defined in
Section 9), at the option of the Holder, at any time and from time to time, from and after the 90th day following the Original Issue Date, PROVIDED, the Company may, upon notice to the Holders given prior to the 80th day following the Original Issue Date, delay the date on which the Holders may commence converting shares of Preferred Stock to the 120th day following the Original Issue Date (such 90th or 120th day after the Original Issue Date, the "INITIAL CONVERSION DATE"). Holders shall effect conversions by surrendering the certificate or certificates representing the shares of Preferred Stock to be converted to the Company, together with the form of conversion notice attached hereto as Exhibit A (a "CONVERSION NOTICE"). Each Conversion Notice shall specify the number of shares of Preferred Stock to be converted and the date on which such conversion is to be effected, which date may not be prior to the date the Holder delivers such Conversion Notice by facsimile (the "CONVERSION DATE"). If no Conversion Date is specified in a Conversion Notice, the Conversion Date shall be the date that the Conversion Notice is deemed delivered hereunder. If the Holder is converting less than all shares of Preferred Stock represented by the certificate or certificates tendered by the Holder with the Conversion Notice, or if a conversion hereunder cannot be effected in full for any reason, the Company shall promptly deliver to such Holder (in the manner and within the time set forth in Section 5(b)) a certificate for such number of shares as have not been converted.

         (ii) AUTOMATIC CONVERSION. Subject to the provisions in this paragraph, all outstanding shares of Preferred Stock for which conversion notices have not previously been received or for which redemption has not been made or required hereunder shall be automatically converted on the earlier to occur of (i) September 30, 2001, (ii) the third (3rd) Trading Day immediately preceding the closing of the first sale under a bona fide underwritten initial public offering of the common stock of Huge Entertainment, Inc. (or any successor thereto) with net proceeds to Huge Entertainment, Inc. (or any successor thereto) of at least $10,000,000 or (iii) the tenth (10th) Trading Day immediately preceding the closing of a Change of Control Transaction (such date the "AUTOMATIC CONVERSION DATE"), at the Conversion Price on the Automatic Conversion Date. The conversion contemplated by this paragraph shall not occur if (a) either (1) an Underlying Securities Registration Statement is not then effective or (2) the


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Holder is not permitted to resell Underlying Shares pursuant to Rule 144(k)
promulgated under the Securities Act, without volume restrictions, as evidenced by an opinion letter of counsel acceptable to the Holder and the transfer agent for the Common Stock; (b) there are not sufficient shares of Common Stock authorized and reserved for issuance upon such conversion; or (c) the Company shall have defaulted on its covenants and obligations hereunder or under the Purchase Agreement or Registration Rights Agreement. Notwithstanding the foregoing, the period for conversion under this Section shall be extended (on a day-for-day basis) and therefore the Automatic Conversion Date shall be deemed to be the date which is the number of Trading Days that the Purchaser is unable to resell Underlying Shares under an Underlying Securities Registration Statement due to (a) the Common Stock not being listed for trading on the NASDAQ or any Subsequent Market, (b) the failure of an Underlying Securities Registration Statement to be declared effective by the Securities and Exchange Commission (the "COMMISSION") by the Filing Date (as defined in the Registration Rights Agreement), or (c) if an Underlying Securities Registration Statement shall have been declared effective by the Commission, (x) the failure of such Underlying Securities Registration Statement to remain effective at all times thereafter as to all Underlying Shares, or (y) the suspension of the Holder's ability to resell Underlying Shares thereunder after the Automatic Conversion Date originally noted above.

         (iii) Certain Conversion Restrictions.

         (A) The Holder agrees not to convert shares of Preferred Stock to the extent such conversion would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 4.999% of the then issued and outstanding shares of Common Stock, including shares issuable upon conversion of the shares of Preferred Stock held by such Holder after application of this Section. To the extent that the limitation contained in this Section applies, the determination of whether shares of Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Preferred Stock are convertible shall be in the sole discretion of the Holder, and the submission of shares of Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such shares of Preferred Stock are convertible (in relation to other securities owned by the Holder) and of which portion of such shares of Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of the Holder to convert shares of Preferred Stock at such time as such conversion will not violate the provisions of this Section. The provisions of this Section will not apply to any conversion pursuant to Section 5 (a)(ii) hereof, and may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 75 days prior notice to the Company (in which case, the Holder shall make such filings with the Commission as are required by applicable law), and the provisions of this Section shall continue to apply until such 75th day (or later, if stated in the notice of waiver). Other Holders shall be unaffected by any such waiver.

         (B) The Holder agrees not to convert shares of Preferred Stock to the extent such conversion would result in the Holder beneficially owning (as determined in accordance with Section 13(d) of the Exchange Act and the rules thereunder) in excess of 9.999% of the then issued and outstanding shares of Common Stock, including shares issuable


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upon conversion of the shares of Preferred Stock held by such Holder after application of this Section. To the extent that the limitation contained in this Section applies, the determination of whether shares of Preferred Stock are convertible (in relation to other securities owned by a Holder) and of which shares of Preferred Stock are convertible shall be in the sole discretion of the Holder, and the submission of shares of Preferred Stock for conversion shall be deemed to be the Holder's determination of whether such shares of Preferred Stock are convertible (in relation to other securities owned by the Holder) and of which portion of such shares of Preferred Stock are convertible, in each case subject to such aggregate percentage limitation, and the Company shall have no obligation to verify or confirm the accuracy of such determination. Nothing contained herein shall be deemed to restrict the right of the Holder to convert shares of Preferred Stock at such time as such conversion will not violate the provisions of this Section. The provisions of this Section will not apply to any conversion pursuant to Section 5 (a)(ii) hereof, and may be waived by a Holder (but only as to itself and not to any other Holder) upon not less than 75 days prior notice to the Company (in which case, the Holder shall make such filings with the Commission as are required by applicable law), and the provisions of this Section shall continue to apply until such 75th day (or later, if stated in the notice of waiver). Other Holders shall be unaffected by any such waiver.

         (C) Conversions of shares of Preferred Stock shall be limited as follows: (1) from the Initial Conversion Date through the 30th day thereafter, the Holder may convert up to 10% of shares of Preferred Stock issued to it on the Original Issue Date; (2) between the 31st and 60th day after the Initial Conversion Date, the Holder may convert such number of shares of Preferred Stock as equals, when aggregated with all prior conversions of its shares of Preferred Stock, up to 20% of the shares of Preferred Stock issued to it on the Original Issue Date; (3) between the 61st and 90th day after the Initial Conversion Date, the Holder may convert such number of shares of Preferred Stock as equals, when aggregated with all prior conversions of shares of its Preferred Stock, up to 45% of the shares of Preferred Stock issued to it on the Original Issue Date;
(4) between the 91st and 120th day after the Initial Conversion Date, the Holder may convert such number of shares of Preferred Stock, when aggregated with all prior conversions of its shares of Preferred Stock, up to 70% of the shares of Preferred Stock issued to it on the Original Issue Date; (5) between the 121st and 150th day after the Initial Conversion Date, the Holder may convert such number of shares of Preferred Stock as equals, when aggregated with all prior conversions of its shares of Preferred Stock, up to 95% of the shares of Preferred Stock issued to it on the Original Issue Date; and (6) from and after the 150th day after the Initial Conversion Date, no restrictions under this
Section 5(a)(iii)(C) shall apply to the shares of Preferred Stock which may be converted by a Holder.

         (D) If on any Conversion Date (A) the Common Stock is listed for trading on NASDAQ or the Nasdaq National Market, (B) the Conversion Price then in effect is such that the aggregate number of shares of Common Stock that would then be issuable upon conversion in full of all then outstanding shares of Preferred Stock and as payment of dividends thereon in shares of Common Stock, together with any shares of Common Stock previously issued upon conversion of shares of Preferred Stock and as payment of dividends thereon, would equal or exceed 20% of the number of shares of Common Stock outstanding on the Original Issue Date (such number of shares as would not equal or exceed such 20% limit, the "ISSUABLE MAXIMUM"), and (C) the Company shall not have previously obtained the vote of shareholders (the "SHAREHOLDER APPROVAL"), if any, as may be required by the applicable rules and regulations


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of The Nasdaq Stock Market (or any successor entity) applicable to approve the issuance of shares of Common Stock in excess of the Issuable Maximum in a private placement whereby shares of Common Stock are deemed to have been issued at a price that is less than the greater of book or fair market value of the Common Stock, then the Company shall issue to the Holder so requesting a conversion a number of shares of Common Stock equals such Holder's pro rata portion of the Issuable Maximum and, with respect to the remainder of the shares of Preferred Stock then held by such Holder for which a conversion in accordance with the Conversion Price would result in an issuance of Common Stock in excess of such Holder's pro rata portion of the Issuable Maximum (the "EXCESS PRINCIPAL"), the converting Holder shall have the option to require the Company to either (1) use its best efforts to obtain the Shareholder Approval applicable to such issuance as soon as is possible, but in any event not later than the 60th day after such request, or (2)(i) issue and deliver to such Holder a number of shares of Common Stock as equals (x) the Excess Principal, plus accrued dividends on all shares of Preferred Stock being converted, divided by (y) the Conversion Price, and (ii) cash in an amount equal to the product of (x) the Per Share Market Value on the Conversion Date and (y) a number of shares of Common Stock as equals the Excess Principal divided by the Conversion Price (such amount of cash being hereinafter referred to as the "DISCOUNT EQUIVALENT"), or
(3) pay cash to the converting Holder in an amount equal to the Mandatory Redemption Amount for the shares of Common Stock otherwise issuable on account of the Excess Principal. If the Company fails to pay the Discount Equivalent or the Mandatory Redemption Amount, as the case may be, in full pursuant to this Section within seven (7) days after the date payable, the Company will pay interest thereon at a rate of 18% per annum to the converting Holder, accruing daily from the Conversion Date until such amount, plus all such interest thereon, is paid in full.

         (b) (i) Not later than three (3) Trading Days after any Conversion Date, the Company will deliver to the Holder (i) a certificate or certificates which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1(b) of the Purchase Agreement) representing the number of shares of Common Stock being acquired upon the conversion of shares of Preferred Stock (subject to the limitations set forth in Section 5(a)(iii) hereof), (ii) one or more certificates representing the number of shares of Preferred Stock not converted, (iii) a bank check in the amount of accrued and unpaid dividends (if the Company has elected to pay accrued dividends in cash), and (iv) if the Company has elected and is permitted hereunder to pay accrued dividends in shares of Common Stock, certificates, which shall be free of restrictive legends and trading restrictions (other than those required by Section 3.1 (b) of the Purchase Agreement), representing such shares of Common Stock; PROVIDED, HOWEVER, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon conversion of any shares of Preferred Stock until certificates evidencing such shares of Preferred Stock are either delivered for conversion to the Company or any transfer agent for the Preferred Stock or Common Stock, or the Holder of such Preferred Stock notifies the Company that such certificates have been lost, stolen or destroyed and provides a bond (or other adequate security) reasonably satisfactory to the Company to indemnify the Company from any loss incurred by it in connection therewith. The Company shall, upon request of the Holder, if available, use its best efforts to deliver any certificate or certificates required to be delivered by the Company under this Section electronically through the Depository Trust Corporation or another established clearing corporation performing similar functions. If in the case of any Conversion Notice such certificate or certificates, including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends


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hereunder, are not delivered to or as directed by the applicable Holder by the third (3rd) Trading Day after the Conversion Date, the Holder shall be entitled by written notice to the Company at any time on or before its receipt of such certificate or certificates thereafter, to rescind such conversion, in which event the Company shall immediately return the certificates representing the shares of Preferred Stock tendered for conversion.

         (ii) If the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, by the third (3rd) Trading Day after the Conversion Date, the Company shall pay to such Holder, in cash, as liquidated damages and not as a penalty, $2,500 for each day after such third (3rd) Trading Day until such certificates are delivered. Nothing herein shall limit a Holder's right to pursue actual damages for the Company's failure to deliver certificates representing shares of Common Stock upon conversion within the period specified herein and such Holder shall have the right to pursue all remedies available to it at law or in equity including, without limitation, a decree of specific performance and/or injunctive relief. The exercise of any such rights shall not prohibit the Holders from seeking to enforce damages pursuant to any other Section hereof or under applicable law. Further, if the Company shall not have delivered any cash due in respect of conversions of Preferred Stock or as payment of dividends thereon by the third (3rd) Trading Day after the Conversion Date, the Holder may, by notice to the Company, require the Company to issue Underlying Shares pursuant to Section 5(c), except that for such purpose the Conversion Price applicable thereto shall be the lesser of the Conversion Price on the Conversion Date and the Conversion Price on the date of such Holder demand. Any such Underlying Shares will be subject to the provision of this Section.

         (iii) In addition to any other rights available to the Holder, if the Company fails to deliver to the Holder such certificate or certificates pursuant to Section 5(b)(i), including for purposes hereof, any shares of Common Stock to be issued on the Conversion Date on account of accrued but unpaid dividends hereunder, by the third (3rd) Trading Day after the Conversion Date, and if after such third (3rd) Trading Day the Holder purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by such Holder of the Underlying Shares which the Holder anticipated receiving upon such conversion (a "BUY-IN"), then the Company shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (x) the Holder's total purchase price (including brokerage commissions, if any) for the shares of Common Stock so purchased exceeds (y) the aggregate stated value of the shares of Preferred Stock for which such conversion was not timely honored. For example, if the Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to an attempted conversion of $10,000 aggregate stated value of the shares of Preferred Stock, the Company shall be required to pay the Holder $1,000. The Holder shall provide the Company written notice indicating the amounts payable to the Holder in respect of the Buy-In.

         (c) (i) (A) The conversion price (the "CONVERSION PRICE") in effect on any Conversion Date shall be $3.4978; provided, that if on the Trading Day prior to a Conversion Date the Per Share Market Value shall be less than $6.1212, the Conversion Price applicable to such conversion shall equal $3.3312.


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         (B) If: (a) an Underlying Securities Registration Statement is not
filed on or prior to the Filing Date (as defined in the Registration Rights Agreement) (if the Company files such Underlying Securities Registration Statement without affording the Holder the opportunity to review and comment on the same as required by Section 3(a) of the Registration Rights Agreement, the Company shall not be deemed to have satisfied this clause (a)), or (b) the Company fails to file with the Commission a request for acceleration in accordance with Rule 12d1-2 promulgated under the Exchange Act, within five (5) days of the date that the Company is notified (orally or in writing, whichever is earlier) by the Commission that an Underlying Securities Registration Statement will not be "reviewed," or not subject to further review, or (c) the Underlying Securities Registration Statement is not declared effective by the Commission on or prior to the Effectiveness Date (as defined in the Registration Rights Agreement), or (d) such Underlying Securities Registration Statement is filed with and declared effective by the Commission but thereafter ceases to be effective as to all Registrable Securities (as defined in the Registration Rights Agreement) at any time prior to the expiration of the "Effectiveness Period" (as defined in the Registration Rights Agreement), without being succeeded within 15 days by an amendment to such Underlying Securities Registration Statement or a subsequent Underlying Securities Registration Statement filed with and declared effective by the Commission, or (e) trading in the Common Stock shall be suspended from the NASDAQ or a Subsequent Market for more than three (3) Trading Days (which need not be consecutive Trading Days),
(f) the conversion rights of the Holders are suspended for any reason or (g) an amendment to the Underlying Securities Registration Statement is not filed by the Company with the Commission within 15 days of the Commission's notifying the Company that such amendment is required in order for the Underlying Securities Registration Statement to be declared effective (any such failure or breach being referred to as an "EVENT," and for purposes of clauses (a), (c), (f) the date on which such Event occurs, or for purposes of clause (b) the date on which such five (5) day period is exceeded, or for purposes of clauses (d) and (g) the date which such 15 day-period is exceeded, or for purposes of clause (e) the date on which such three (3) Trading Day-period is exceeded, being referred to as "EVENT DATE"), then the Company shall, on the first day of each monthly anniversary of the Event Date and until such time as the applicable Event is cured, pay to the Holder 2.0% of the aggregate Stated Value of the shares of Preferred Stock then held by such Holder, in cash, as liquidated damages and not as a penalty. The provisions of this Section are not exclusive and shall in no way limit the Company's obligations under the Registration Rights Agreement.

         (ii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall (a) pay a stock dividend or otherwise make a distribution or distributions on shares of its Junior Securities or pari passu securities payable in shares of Common Stock, (b) subdivide outstanding shares of Common Stock into a larger number of shares, (c) combine outstanding shares of Common Stock into a smaller number of shares, or (d) issue by reclassification of shares of Common Stock any shares of capital stock of the Company, the Conversion Price shall be multiplied by a fraction of which the numerator shall be the number of shares of Common Stock outstanding before such event and of which the denominator shall be the number of shares of Common Stock outstanding after such event. Any adjustment made pursuant to this Section 5(c)(ii) shall become effective immediately after the record date for the determination of stockholders entitled to receive such dividend or distribution and shall become effective immediately after the effective date in the case of a subdivision, combination or re-classification.


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


         (iii) If the Company, at any time while any shares of Preferred Stock are outstanding, shall issue rights, warrants or options to all holders of Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the Per Share Market Value at the record date mentioned below, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of such rights, warrants or options, plus the number of shares of Common Stock which the aggregate offering price of the total number of shares so offered would purchase at such Per Share Market Value, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock offered for subscription or purchase. Such adjustment shall be made whenever such rights or warrants are issued, and shall become effective immediately after the record date for the determination of stockholders entitled to receive such rights or warrants. However, upon the expiration of any right, warrant or option to purchase shares of Common Stock the issuance of which resulted in an adjustment in the Conversion Price pursuant to this Section 5(c)(iii), if any such right, warrant or option shall expire and shall not have been exercised, the Conversion Price shall immediately upon such expiration shall be recomputed and effective immediately upon such expiration shall be increased to the price which it would have been (but reflecting any other adjustments in the Conversion Price made pursuant to the provisions of this
Section 5 upon the issuance of other rights or warrants) had the adjustment of the Conversion Price made upon the issuance of such rights, warrants, or options been made on the basis of offering for subscription or purchase only that number of shares of Common Stock actually purchased upon the exercise of such rights, warrants or options actually exercised.

         (iv) Except as contemplated by Schedule 2.1(c) to the Purchase Agreement, if the Company or any subsidiary thereof, as applicable with respect to Common Stock Equivalents (as defined below), at any time while any shares of Preferred Stock are outstanding, shall, issue shares of Common Stock or rights, warrants, options or other securities or debt that is convertible into or exchangeable for shares of Common Stock ("COMMON STOCK EQUIVALENTS") entitling any Person to acquire shares of Common Stock at a price per share less than the Per Share Market Value on the Original Issue Date, then the Conversion Price shall be multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the issuance of shares of Common Stock or such Common Stock Equivalents plus the number of shares of Common Stock which the offering price for such shares of Common Stock or Common Stock Equivalents would purchase at the Conversion Price, and the denominator of which shall be the sum of the number of shares of Common Stock outstanding immediately prior to such issuance plus the number of shares of Common Stock so issued or issuable, provided, that for purposes hereof, all shares of Common Stock that are issuable upon exercise or exchange of Common Stock Equivalents shall be deemed outstanding immediately after the issuance of such Common Stock Equivalents. Such adjustment shall be made whenever such shares of Common Stock or Common Stock Equivalents are issued.

         (v) If the Company, at any time while shares of Preferred Stock are outstanding, shall distribute to all holders of Common Stock (and not to Holders) evidences of its indebtedness or assets or rights or warrants to subscribe for or purchase any security (excluding those referred to in Sections 5(c)(ii)-(iv) above), then in each such case the Conversion Price at which each share of Preferred Stock shall thereafter be convertible shall be determined by multiplying the Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the Per Share Market Value of Common Stock determined as of the record date mentioned above, and of which the numerator shall be such Per Share Market Value of the Common Stock on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to one outstanding share of Common Stock as determined by the Board of Directors in good faith; PROVIDED, HOWEVER, that in the event of a distribution exceeding ten percent (10%) of the net assets of the Company, if the Holders of a majority in interest of the Preferred Stock dispute such valuation, such fair market value shall be determined by a nationally recognized or major regional investment banking firm or firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the financial statements of the Company) (an "APPRAISER") selected in good faith by the Company, subject to approval by the Holders of a majority in interest of the shares of Preferred Stock then outstanding whose approval shall not be unreasonably withheld or delayed. The adjustments shall be described in a statement provided to the Holders of the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to one share of Common Stock. Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

         (vi) All calculations under this Section 5 shall be made to the nearest cent or the nearest 1/100th of a share, as the case may be.

         (vii) Whenever the Conversion Price is adjusted pursuant to Section 5(c)(ii),(iii),(iv), or (v) the Company shall promptly mail to each Holder, a notice setting forth the Conversion Price after such adjustment and setting forth a brief statement of the facts requiring such adjustment.

         (viii) In case of any reclassification of the Common Stock, or any compulsory share exchange pursuant to which the Common Stock is converted into other securities, cash or property (other than compulsory share exchanges which constitute Change of Control Transactions), the Holders of the Preferred Stock then outstanding shall have the right thereafter to convert such shares only into the shares of stock and other securities, cash and property receivable upon or deemed to be held by holders of Common Stock following such reclassification or share exchange, and the Holders of the Preferred Stock shall be entitled upon such event to receive such amount of securities, cash or property as a holder of the number of shares of the Common Stock of the Company into which such shares of Preferred Stock could have been converted immediately prior to such reclassification or share exchange would have been entitled. This provision shall similarly apply to successive reclassifications or share exchanges.

         (ix) If (a) the Company shall declare a dividend (or any other distribution) on its Common Stock, (b) the Company shall declare a special nonrecurring cash dividend on or a redemption of its Common Stock, (c) the Company shall authorize the granting to all holders of the Common Stock rights or warrants to subscribe for or purchase any shares of capital stock of any class or of any rights, (d) the approval of any stockholders of the Company shall be required in connection with any reclassification of the Common Stock of the Company, any consolidation or merger to which the Company is a party, any sale or transfer of all or substantially all of the assets of the Company, of any compulsory share of exchange whereby the Common Stock is converted into other securities, cash or property, or (e) the Company shall authorize the voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Company; then the Company shall cause to be filed at each office or agency maintained for the purpose of conversion of Preferred Stock, and shall cause to be mailed to the Holders at their last addresses as they shall appear upon the stock books of the Company, at least 20 calendar days prior to the applicable record or effective date hereinafter specified, a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution, redemption, rights or warrants, or if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distributions, redemption, rights or warrants are to be determined or (y) the date on which such reclassification, consolidation, merger, sale, transfer or share exchange is expected to become effective or close, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities, cash or other property deliverable upon such reclassification, consolidation, merger, sale, transfer or share exchange; PROVIDED, HOWEVER, that the failure to mail such notice or any defect therein or in the mailing thereof shall not affect the validity of the corporate action required to be specified in such notice. Holders are entitled to convert shares of Preferred Stock during the 20-day period commencing the date of such notice to the effective date of the event triggering such notice.

         (d) The Company covenants that it will at all times reserve and keep available out of its authorized and unissued Common Stock solely for the purpose of issuance upon conversion of Preferred Stock and payment of dividends on Preferred Stock, each as herein provided, free from preemptive rights or any other actual contingent purchase rights of persons other than the Holders, not less than such number of shares of Common Stock as shall (subject to any additional requirements of the Company as to reservation of such shares set forth in the Purchase Agreement) be issuable (taking into account the adjustments and restrictions of Section 5(a) and Section 5(c)) upon the conversion of all outstanding shares of Preferred Stock and payment of dividends hereunder. The Company covenants that all shares of Common Stock that shall be so issuable shall, upon issue, be duly and validly authorized, issued and fully paid, nonassessable and freely tradeable, subject to the legend requirements of
Section 3.1 (b) of the Purchase Agreement.

         (e) Upon a conversion hereunder the Company shall not be required to issue stock certificates representing fractions of shares of Common Stock, but may if otherwise permitted, make a cash payment in respect of any final fraction of a share based on the Per Share Market Value at such time. If the Company elects not, or is unable, to make such a cash payment, the Holder of a share of Preferred Stock shall be entitled to receive, in lieu of the final fraction of a share, one whole share of Common Stock.

         (f) The issuance of certificates for shares of Common Stock on conversion of Preferred Stock shall be made without charge to the Holders thereof for any documentary stamp or similar taxes that may be payable in respect of the issue or delivery of such certificate, provided that the Company shall not be required to pay any tax that may be payable in respect of any transfer involved in the issuance and delivery of any such certificate upon conversion in a name other than that of the Holder of such shares of Preferred Stock so converted and the

Company shall not be required to issue or deliver such certificates unless or until the person or persons requesting the issuance thereof shall have paid to the Company the amount of such tax or shall have established to the satisfaction of the Company that such tax has been paid.

         (g) Shares of Preferred Stock converted into Common Stock shall be canceled. The Company may not reissue any shares of Preferred Stock.

         (h) Any and all notices or other communications or deliveries to be provided by the Holders of the Preferred Stock hereunder, including, without limitation, any Conversion Notice, shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to the attention of the Chief Executive Officer of the Company at the facsimile telephone number or address of the principal place of business of the Company as set forth in the Purchase Agreement. Any and all notices or other communications or deliveries to be provided by the Company hereunder shall be in writing and delivered personally, by facsimile or sent by a nationally recognized overnight courier service, addressed to each Holder at the facsimile telephone number or address of such Holder appearing on the books of the Company, or if no such facsimile telephone number or address appears, at the principal place of business of the Holder. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section prior to 8:00 p.m. (Minnetonka, Minnesota time), (ii) the date after the date of transmission, if such notice or communication is delivered via facsimile at the facsimile telephone number specified in this Section later than 8:00 p.m. (Minnetonka, Minnesota time) on any date and earlier than 11:59 p.m. (Minnetonka, Minnesota time) on such date, (iii) upon receipt, if sent by a nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

         Section 5. REDEMPTION UPON TRIGGERING EVENTS.

         (a) Upon the occurrence of a Triggering Event, each Holder shall (in addition to all other rights it may have hereunder or under applicable law), has the right, exercisable at the sole option of such Holder, to require the Company to redeem all or a portion of the Preferred Stock then held by such Holder for a redemption price, in cash, equal to the sum of (i) the Mandatory Redemption Amount plus (ii) the product of (A) the number of Underlying Shares issued in respect of conversions or as payment of dividends hereunder and then held by the Holder and (B) the Per Share Market Value on the date such redemption is demanded or the date the redemption price hereunder is paid in full, whichever is greater. If the Company fails to pay the redemption price hereunder in full pursuant to this Section within seven (7) days after the date of a demand therefor, the Company will pay interest thereon at a rate of 18% per annum, accruing daily from such seventh day until the redemption price, plus all such interest thereon, is paid in full. For purposes of this Section, a share of Preferred Stock is outstanding until such date as the Holder shall have received Underlying Shares upon a conversion (or attempted conversion) thereof.

         A "Triggering Event" means any one or more of the following events (whatever the reason and whether it shall be voluntary or involuntary or effected by operation of law or pursuant to any judgement, decree or order of any court, or any order, rule or regulation of any administrative or governmental body):

         (i) the failure of an Underlying Securities Registration Statement to be declared effective by the Commission on or prior to the 180th day after the Original Issue Date;

         (ii) if, during the Effectiveness Period, the effectiveness of the Underlying Securities Registration Statement lapses for any reason, or the Holder shall not be permitted to resell Registrable Securities under the Underlying Securities Registration Statement;

         (iii) the failure of the Common Stock to be listed for trading on the NASDAQ or on a Subsequent Market or the suspension of the Common Stock from trading on the NASDAQ or on a Subsequent Market, in either case, for more than three (3) Trading Days (which need not be consecutive Trading Days);

         (iv) the Company shall fail for any reason to deliver certificates representing Underlying Shares issuable upon a conversion hereunder that comply with the provisions hereof prior to the 12th day after the Conversion Date or the Company shall provide notice to any Holder, including by way of public announcement, at any time, of its intention not to comply with requests for conversion of any Preferred Stock in accordance with the terms hereof;

         (v) an Event shall not have been cured to the satisfaction of the Holder prior to the expiration of thirty (30) days from the Event Date relating thereto (other than an Event resulting from a failure of an Underlying Securities Registration Statement to be declared effective by the Commission on or prior to the Effectiveness Date;

         (vi) the Company shall fail for any reason to deliver the certificate or certificates required pursuant to Section 5(b)(iii) or the cash pursuant to a Buy-In within ten (10) days after notice is deemed delivered hereunder; or

         (vii) subject to the provisions set forth in the Purchase Agreement, the Company shall fail to have available a sufficient number of authorized and unreserved shares of Common Stock to issue to such Holder upon a conversion hereunder.

         Section 6. OPTIONAL REDEMPTION.

         (a) The Company shall have the right, exercisable at any time upon 10 Trading Days' notice (an "OPTIONAL REDEMPTION NOTICE") to the Holders of the Preferred Stock given at any time after the Original Issue Date to redeem all or any portion of the shares of Preferred Stock which have not previously been converted or redeemed, at a price equal to the Optional Redemption Price (as defined below), PROVIDED, that the Company shall not be entitled to deliver an Optional Redemption Notice to the Holders if: (i) the number of shares of Common Stock at the time authorized, unissued and unreserved for all purposes is insufficient to satisfy the Company's conversion obligations of all shares of Preferred Stock then outstanding, or (ii) the Underlying Shares then outstanding are not registered for resale pursuant to an effective Underlying Securities Registration Statement and may not be sold without volume restrictions pursuant to Rule 144 promulgated under the Securities Act, as determined by counsel to the Company pursuant to a written opinion letter, addressed to the Company's transfer agent in the form and substance acceptable to the Holders and such transfer agent, or (iii) the Common Stock is not then listed for trading on the NASDAQ or a Subsequent Market. The entire Optional Redemption Price shall be paid in cash. Holders may convert (and the Company shall honor such conversions in accordance with the terms hereof) any shares of Preferred Stock, including shares subject to an Optional Redemption Notice, during the period from the date thereof through the 10th Trading Day after the receipt of an Optional Redemption

Notice.

         (b) If any portion of the Optional Redemption Price shall not be paid by the Company by the 10th Trading Day after the delivery of an Optional Redemption Notice, interest shall accrue thereon at the rate of 18% per annum until the Optional Redemption Price plus all such interest is paid in full. In addition, if any portion of the Optional Redemption Price remains unpaid after the date due, the Holder of the Preferred Stock subject to such redemption may elect, by written notice to the Company given at any time thereafter, to either
(i) demand conversion of all or any portion of the shares of Preferred Stock for which such Optional Redemption Price, plus interest thereof, has not been paid in full (the "UNPAID REDEMPTION SHARES"), in which event the Per Share Market Value for such shares shall be the lower of the Per Share Market Value calculated on the date the Optional Redemption Price was originally due and the Per Share Market Value as of the Holder's written demand for conversion, or (ii) invalidate AB INITIO such redemption, notwithstanding anything herein contained to the contrary. If the Holder elects option (i) above, the Company shall within three (3) Trading Days of its receipt of such election deliver to the Holder the shares of Common Stock issuable upon conversion of the Unpaid Redemption Shares subject to such Holder conversion demand and otherwise perform its obligations hereunder with respect thereto; or, if the Holder elects option (ii) above, the Company shall promptly, and in any event not later than three (3) Trading Days from receipt of Holder's notice of such election, return to the Holder all of the Unpaid Redemption Shares.

         (c) The "OPTIONAL REDEMPTION PRICE" shall equal the sum of (i) the product of (A) the number of shares of Preferred Stock to be redeemed and (B) the product of (1) 120% of the average Per Share Market Value for the five (5) Trading Days immediately preceding (x) the date of the Optional Redemption Notice or (y) the date of payment in full by the Company of the Optional Redemption Price, whichever is greater, and (2) the Conversion Ratio calculated on the date of the Optional Redemption Notice, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

         Section 7. CERTAIN RESALE LIMITATIONS.

         For so long as the Holder owns shares of Preferred Stock, it shall use its best practicable efforts not to sell a number of Underlying Shares during a Trading Day in excess of the greater of (i) 25% of the average daily trading volume of the Common Stock for the five (5) Trading Days immediately preceding such date and (ii) 25% of the average daily trading volume of the Common Stock on such date (in either case of (i) or (ii), as reported by NASDAQ or any successor entity succeeding to its function of reporting stock prices).

         Section 8. DEFINITIONS. For the purposes hereof, the following terms shall have the following meanings:

         "CHANGE OF CONTROL TRANSACTION" means the occurrence of any of (i) an acquisition after the date hereof by an individual or legal entity or "group" (as described in Rule 13d-5(b)(1) promulgated under the Exchange Act), other than an acquisition after the date hereof by any existing shareholder of the Company who owns more than 7% of the voting securities of the Company as of the Original Issue Date, of in excess of 33% of the voting securities of the Company, (ii) a replacement of more than one-half of the members of the Company's board of directors which is not approved by those individuals who are members of the board of directors on the date hereof in one or a series of related transactions, (iii) the merger of the Company with or into another entity, consolidation or sale of all or substantially all of the assets of the Company in one or a series of related transactions, unless following such transaction, the holders of the Company's securities continue to hold at least 66% of such securities following such transaction or (iv) the execution by the Company of an agreement to which the Company is a party or by which it is bound, providing for any of the events set forth above in (i), (ii) or (iii).

         "COMMON STOCK" means the Company's common stock, par value $.01 per share, and stock of any other class into which such shares may hereafter have been reclassified or changed.

         "CONVERSION RATIO" means, at any time, a fraction, the numerator of which is Stated Value plus accrued but unpaid dividends (including any accrued but unpaid late fees thereon) but only to the extent not paid in shares of Common Stock in accordance with the terms hereof, and the denominator of which is the Conversion Price at such time.

         "JUNIOR SECURITIES" means the Common Stock and all other equity securities of the Company which are junior in rights and liquidation preference to the Preferred Stock.

         "MANDATORY REDEMPTION AMOUNT" for each share of Preferred Stock means the sum of (i) the greater of (A) 115% of the Stated Value and all accrued dividends with respect to such share, and (B) the product of (a) the Per Share Market Value on the Trading Day immediately preceding (x) the date of the Triggering Event or the Conversion Date, as the case may be, or (y) the date of payment in full by the Company of the applicable redemption price, whichever is greater, and (b) the Conversion Ratio calculated on the date of the Triggering Event, or the Conversion Date, as the case may be, and (ii) all other amounts, costs, expenses and liquidated damages due in respect of such shares of Preferred Stock.

         "ORIGINAL ISSUE DATE" shall mean the date of the first issuance of any shares of the Preferred Stock regardless of the number of transfers of any particular shares of Preferred Stock and regardless of the number of certificates which may be issued to evidence such Preferred Stock.

         "PER SHARE MARKET VALUE" means on any particular date (a) the closing bid price per share of the Common Stock on such date on the NASDAQ or on such Subsequent Market on which the Common Stock is then listed or quoted, or if there is no such price on such date, then the closing bid price on the NASDAQ or on such Subsequent Market on which the Common Stock is then listed or quoted on the date nearest preceding such date, or (b) if the Common Stock is not then listed or quoted on the NASDAQ or on a Subsequent Market, the closing bid price for a share of Common Stock in the over-the-counter market, as reported by the National Quotation Bureau Incorporated or similar organization or agency succeeding to its functions of reporting prices) at the close of business on such date, or (c) if the Common Stock is not then reported by the National Quotation Bureau Incorporated (or similar organization or agency succeeding to its functions of reporting prices), then the average of the "Pink Sheet" quotes for the relevant conversion period, as determined in good faith by the Holder, or (d) if the Common Stock is not then publicly traded the fair market value of a share of Common Stock as determined by an Appraiser selected in good faith by the Holders of a majority of the shares of the Preferred Stock.

         "PERSON" means a corporation, an association, a partnership, organization, a business, an individual, a government or political subdivision thereof or a governmental agency.

         "PURCHASE AGREEMENt" means the Convertible Preferred Stock Purchase Agreement, dated as of September 30, 1998, between the Company and the original Holder of the Preferred Stock.

         "REGISTRATION RIGHTS AGREEMENt" means the Registration Rights Agreement, dated as of September 30, 1998, between the Company and the original Holder of the Preferred Stock.

         "TRADING DAY" means (a) a day on which the Common Stock is traded on the NASDAQ or on such Subsequent Market on which the Common Stock is then listed or quoted, or (b) if the Common Stock is not listed on the NASDAQ or on a Subsequent Market, a day on which the Common Stock is traded in the over-the-counter market, as reported by the OTC Bulletin Board, or (c) if the Common Stock is not quoted on the OTC Bulletin Board, a day on which the Common Stock is quoted in the over-the-counter market as reported by the National Quotation Bureau Incorporated (or any similar organization or agency succeeding its functions of reporting prices); PROVIDED, HOWEVER, that in the event that the Common Stock is not listed or quoted as set forth in (a), (b) and (c) hereof, then Trading Day shall mean any day except Saturday, Sunday and any day which shall be a legal holiday or a day on which banking institutions in the State of New York are authorized or required by law or other government action to close.

         "UNDERLYING SECURITIES REGISTRATION STATEMENT" means a registration statement that meets the requirement of the Registration Rights Agreement and registers the resale of all Underlying Shares by the recipient thereof, who shall be named as a "selling stockholder" thereunder.

         "UNDERLYING SHARES" means, collectively, the shares of Common Stock into which the shares of Preferred Stock are convertible and the shares of Common Stock issuable upon payment of dividends thereon in accordance with the terms hereof.

                                    EXHIBIT A

                              NOTICE OF CONVERSION

(To be Executed by the Registered Holder in order to Convert shares of Preferred Stock)

The undersigned hereby elects to convert the number of shares of 7% Series D Convertible Preferred Stock indicated below, into shares of Common Stock, par value $.01 per share (the "COMMON STOCK"), of Big Entertainment, Inc. (the "COMPANY") according to the conditions hereof, as of the date written below. If shares are to be issued in the name of a person other than undersigned, the undersigned will pay all transfer taxes payable with respect thereto and is delivering herewith such certificates and opinions as reasonably requested by the Company in accordance therewith. No fee will be charged to the Holder for any conversion, except for such transfer taxes, if any.

Conversion calculations:
                         ______________________________________________________
                         Date to Effect Conversion

                         ______________________________________________________
                         Number of shares of Preferrred Stock to be Converted

                         ______________________________________________________
                         Number of shares of Common Stock to be Issued

                         ______________________________________________________
                         Applicable Conversion Price

                         ______________________________________________________
                         Signature

                         ______________________________________________________
                         Name

                         ______________________________________________________
                         Address

                              ARTICLES OF AMENDMENT
                          TO ARTICLES OF INCORPORATION
                                       OF
                             BIG ENTERTAINMENT, INC.

                                  Amendment to
               Designation of Preferences, Rights and Limitations
                                       of
                     7% Series D Convertible Preferred Stock

         Pursuant to the provisions of Sections 607.0602 and 607.1006 of the Florida Business Corporation Act, Big Entertainment, Inc. (the "Company"), a corporation organized and existing under the Florida Business Corporation Act, hereby adopts the following Articles of Amendment to its Articles of Incorporation. The amendment was adopted by unanimous written consent of the Board of Directors dated as of September 30, 1998.

         FIRST: Amendment to Section 1 of Designation of 7% Series D Convertible
                Preferred Stock

         Section 1 of Exhibit A to Designation of Preferences, Rights and Limitations of 7% Series D Convertible Preferred dated as of October 6, 1998 (the "Series D Designation") is amended to read in its entirety as follows:

         Section 1. DESIGNATION, AMOUNT AND PAR VALUE. The series of preferred stock shall be designated as 7% Series D Convertible Preferred Stock (the "PREFERRED STOCK") and the number of shares so designated shall be 1,000 (which shall not be subject to increase without the consent of the holders of the Preferred Stock (each, a "HOLDER" and collectively, the "HOLDERS")). Each share of Preferred Stock shall have a par value of $.01 and a stated value of $10,000 (the "STATED VALUE").

         SECOND: Section 5(c)(i)(A) of the Series D Designation is amended to read in its entirety as follows:

         (c)(i)(A) For shares of Preferred Stock issued on or before October 30, 1998, the conversion price (the "CONVERSION PRICE") in effect on any Conversion Date shall be $3.4978; provided, that if on the Trading Day prior to a Conversion Date the Per Share Market Value shall be less than $6.1212, the Conversion Price applicable to such conversion shall equal $3.3312.

         For shares of Preferred Stock issued after October 30, 1998, the Conversion Price in effect on any Conversion Date shall equal 105% of the average of the Per Share Market Values for the five Trading Days ending on the Trading Day immediately preceding the Original Issue Date.

         THIRD: The definitions of "Original Issue Date," "Purchase Agreement" and "Registration Rights Agreement" contained in Section 9 of the Series D Designation are each amended to read in their entireties as follows:

                  "ORIGINAL ISSUE DATE" shall mean, as to any particular share of Preferred Stock, the date of first issuance of any such share of Preferred Stock, regardless of the number of subsequent transfers of such share and regardless of the number of certificates that may be issued to evidence such share of Preferred Stock.

                  "PURCHASE AGREEMENT" means the particular Convertible Preferred Stock Purchase Agreement between the Company and the particular Holder of the Preferred Stock.

                  "REGISTRATION RIGHTS AGREEMENT" means the particular Registration Rights Agreement between the Company and the particular Holder of the Preferred Stock.

         IN WITNESS WHEREOF, these Articles of Amendment to Articles of Incorporation have been executed by the undersigned duly authorized officer of the Company as of the 6th day of November, 1998.

                                        BIG ENTERTAINMENT, INC.

                                        By: /s/ MITCHELL RUBENSTEIN
                                           ------------------------------------
                                           Mitchell Rubenstein, Chairman of the
                                           Board and Chief Executive Officer

THIS DOCUMENT PREPARED BY:
NINA S. GORDON, P.A.
BROAD AND CASSEL
FLORIDA BAR NO.  435309
201 S. BISCAYNE BOULEVARD
SUITE 3000
MIAMI, FLORIDA  33131
(305) 373-9437